Exhibit 99.1
Generates Record EPS and Operating Cash Flow in FY18

	Net Sales	Operating Income	Earnings Before Interest & Taxes (EBIT)	Diluted Net Income Per Share Attributable to CBI (EPS)
Fiscal Year 2018 Financial Highlights (1) | In millions, except per share data
Reported	$7,585	$2,285	NA	$11.55
% Change	3%	(5%)	NA	54%
Comparable	$7,585	$2,473	$2,508	$8.72
% Change	3%	13%	13%	29%
Fourth Quarter Fiscal Year 2018 Financial Highlights (1)
Reported	$1,766	$516	NA	$4.64
% Change	8%	(27%)	NA	105%
Comparable	$1,766	$545	$546	$1.90
% Change	8%	10%	10%	28%
(1) Definitions of reported and comparable, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release. | NA=Not Applicable
HIGHLIGHTS

•	Achieves fiscal 2018 reported basis EPS of $11.55 and comparable basis EPS of $8.72, an increase of 54% and 29%, respectively; reported basis EPS reflects benefit related to U.S. tax reform

•	Generates record operating cash flow of more than $1.9 billion and $874 million of free cash flow for fiscal 2018

•	Provides fiscal 2019 outlook; expects reported basis EPS of $9.38 - $9.68 and comparable basis EPS of $9.40 - $9.70, excluding share repurchases

•	Projects fiscal 2019 operating cash flow target of approximately $2.45 billion and free cash flow projection of $1.2 - $1.3 billion

•	Repurchases 3.7 million shares of common stock for $800 million for the quarter; repurchases 4.8 million shares of common stock for $1.04 billion for fiscal 2018

•	Declares quarterly cash dividend of $0.74 per share Class A and $0.67 per share Class B common stock, an increase of approximately 42%; increases dividend payout ratio target to 30%

2017 *awards* AND RECOGNITION

CLICK HERE

COMPANY AWARDS

Named Beverage Forum Large Company of the Year

Constellation was recognized by The Beverage Forum at their 2016 conference, the only global all-beverage executive conference. The award recognizes organizations that stood out in 2015 and have risen to meet the opportunities and challenges within the beverage space.

Newsweek Green Rankings

Constellation ranked #150 out of 500 U.S. companies, and #19 in the Consumer Staples sector.

Fortune 500®

Constellation Brands was #429 in the *Fortune* 500® ranking of largest companies in the U.S. by revenue.

Fortune "100 Fastest-Growing Companies"

Constellation Brands was ranked #37 on *Fortune*'s "100 Fastest-Growing Companies" list based on the top three-year performers in revenues, profits, and stock returns.

Forbes "World's Most Innovative Companies"

Constellation Brands was #92 in the *Forbes* "World's Most Innovative Companies" ranking based on the potential to generate future profitable growth.

Harvard Business Review "World's Best-Performing CEOs"

President and CEO Rob Sands was recognized by the *Harvard Business Review*'s *(HBR)* top "100 World's Best-Performing CEOs" in 2016. Beyond Constellation's financial wins, HBR ranked environmental, social, and corporate governance successes. Rob ranked #89 on the prestigious list.

BEER DIVISION BRAND AWARDS

24/7 Wall St. "Fastest Growing Beer Brands in America"

Corona Extra, Corona Light, and Modelo Especial took the #10, #8, and #1 spots respectively on the *24/7 Wall St.* list of "America's Fastest Growing Beer Brands."

Corona Extra Named to "Best Global Brands" List by Interbrand

In 2016, Corona Extra was named to Interbrand's top 100 "Best Global Brands" list. The 17th annual report analyzes the value of brands and how they help grow business—from delivering on customer expectations to driving economic value.

Australian International Beer Awards

Ballast Point won the 2016 Champion Large International Brewery Award for brewing excellence at the Australian International Beer Awards.

Ballast Point Beers Win 40 Medals

Ballast Point beers were awarded 40 medals in 2016, including Gold Medals for Grapefruit Sculpin and California Amber at the U.S. Beer Open Championship.

Beverage Information Group's Growth Brand Awards

Fast Track Award: Ballast Point Sculpin

This award recognizes domestic brands that have exceeded 9 million 2.25-gallon cases in 2015, and imported brands/microbrews that have exceeded 1.5 million cases with double-digit growth over the past four years.

Established Growth Award: Corona Extra, Modelo Especial, Corona Light, Pacifico

Established Growth brands are top-selling beers that have grown moderately or substantially in the past four years and that exceeded 2 million 2.25-gallon cases in 2015.

AWARDS + RECOGNITION

In addition to achieving another fiscal year of record-breaking performance, calendar 2017 was a year marked by an impressive list of awards and accolades. A listing of those achievements is embedded in this news release by clicking on the Awards + Recognition thumbnail.

“Execution of our Total Beverage Alcohol premiumization strategy for fiscal 2018 produced best-in-class EPS growth of almost 30% as we continued to grow overall market share and improve margins across the business. We also completed significant operational expansion milestones at our Nava brewery and glass plant. We expect to capitalize on this momentum, as we are targeting impressive sales and earnings growth for the coming year.”

Rob Sands
Chief Executive Officer

“Fiscal 2018’s exceptional financial growth and record operating cash flow provided flexibility to return more than $1.4 billion to shareholders through a combination of share repurchases and dividends. Our strong financial profile and future business prospects provide us the confidence to increase our dividend by more than 40%. Savings from U.S. tax reform will be used to make smart investments to fuel growth in the coming year.”

David Klein
Executive Vice President and Chief Financial Officer

beer
	Shipment Volume	Depletion Volume	Net Sales	Operating Income
Year Ended | In millions; branded product, 24-pack, 12-ounce case equivalents
February 28, 2018	268.0		$4,658.5	$1,838.3
February 28, 2017	246.4		$4,229.3	$1,534.4
% Change	8.8%	9.8%	10.1%	19.8%
Three Months Ended
February 28, 2018	56.4		$997.2	$379.1
February 28, 2017	51.2		$891.2	$338.7
% Change	10.2%	11.0%	11.9%	11.9%
FISCAL YEAR 2018 HIGHLIGHTS

•	Constellation’s Beer portfolio was the #1 growth contributor to the U.S. beer market with all import brand families achieving record volume levels.

•	The Modelo brand family crossed the 110 million case milestone and drove strong portfolio performance and share gains with depletion growth of 18%.

•	Operating margin increased 320 basis points to 39.5%, driven primarily by strong operating performance and favorable pricing.

•	Combined Nava and Obregon brewery capacity reaches 31.5 million hectoliters; fourth furnace now operational at Nava glass plant.

•	Incremental capacity expansions planned at Obregon and Nava breweries to fuel industry-leading growth of the beer business.

FOURTH QUARTER 2018 HIGHLIGHTS

•	Strong portfolio depletion performance was driven by the Modelo and Corona brand families, up 18% and 6%, respectively.

•
Corona Familiar launched new 6 and 12-pack,12-ounce bottle packages in regionally expanded markets and claimed a position among top 10, high-end beer share gainers along with Modelo Especial, Modelo Chelada Tamarindo Picante and Pacifico.

•	Operating margin remained steady at 38%, as benefits from strong operating performance and pricing were mostly offset by higher SG&A, including increased marketing spend, for the quarter.

•	Corona Premier is positioned for nationwide launch during first quarter fiscal 2019 with significant TV advertising support planned for the first half of the year.

wine and spirits
	Shipment Volume	Organic Shipment Volume (1)	Depletion Volume	Net Sales (2)	Organic Net Sales (1)	Operating Income (2)
Year Ended | In millions; branded product, 9-liter case equivalents
February 28, 2018	59.0	58.6		$2,926.5	$2,876.1	$800.7
February 28, 2017	69.2	59.3		$3,102.2	$2,791.0	$800.8
% Change	(14.7%)	(1.2%)	0.9%	(5.7%)	3.0%	—%
Three Months Ended
February 28, 2018	15.6	15.6		$768.7	$768.7	$211.0
February 28, 2017	16.3	15.7		$736.8	$714.2	$196.1
% Change	(4.3%)	(0.6%)	2.1%	4.3%	7.6%	7.6%
(2) Year ended and three months ended February 28, 2017, include net sales of $311 million and $23 million, respectively, and operating income of $50 million and $5 million, respectively, that are no longer part of the wine and spirits segment results after the sale of the Canadian wine business.
FISCAL YEAR 2018 HIGHLIGHTS

•	Excluding the impact of the Canadian wine business divestiture, the wine and spirits business generated net sales and operating income growth of 5% and 7%, respectively.

•	Innovation efforts are paying off in the marketplace with brands like Cooper and Thief, 7 Moons and SVEDKA Vodka Blue Raspberry.

•	Operating margin increased 160 basis points to 27.4%, as mix benefits from portfolio premiumization efforts were partially offset by higher marketing investments and COGS.

FOURTH QUARTER 2018 HIGHLIGHTS

•	Mix benefits, primarily from strong Meiomi volume, drove 8% organic net sales growth.

•	Focus Brands posted depletion growth of 7% as marketing investments helped drive Meiomi, The Prisoner, Black Box and Ruffino depletion growth of 24%, 18%, 16% and 10%, respectively.

•	Operating margin increased 80 basis points to 27.4%, as benefits from favorable mix were partially offset by higher COGS and marketing investments.

U.S. TAX REFORM
Fiscal 2018 reported basis results reflect a benefit of $363 million, or $1.81 EPS, for a net adjustment to deferred and long-term tax liabilities related to recently enacted U.S. tax reform.
QUARTERLY DIVIDEND
On March 28, 2018, Constellation’s board of directors declared a quarterly cash dividend of $0.74 per share of Class A Common Stock and $0.67 per share of Class B Common Stock, payable on May 24, 2018, to stockholders of record as of the close of business on May 10, 2018.

† A copy of this news release, including the attachments and other financial information that may be discussed during the call, will be available on our website cbrands.com under “Investors/Reporting” prior to the call.

FISCAL YEAR & FOURTH QUARTER 2018 RESULTS

FISCAL YEAR 2019 OUTLOOK

CONFERENCE CALL† | WEBCAST

March 29, 2018 at 10:30 a.m. EDT

(973) 935-8505 | cbrands.com/investors/events

OUTLOOK The table below sets forth management’s current EPS expectations for fiscal 2019 compared to fiscal 2018 actual results, both on a reported basis and a comparable basis.
	Reported Basis		Comparable Basis
	FY19 Estimate	FY18 Actual	FY19 Estimate	FY18 Actual
Fiscal Year Ending February 28	$9.38 - $9.68	$11.55	$9.40 - $9.70	$8.72

For fiscal 2019, the beer business is targeting net sales and operating income growth to be in the range of 9 - 11 percent. For the wine and spirits business, the company expects net sales and operating income growth to be in the range of 2 - 4 percent.
Fiscal 2019 guidance also includes the following current assumptions:

● Interest expense: $355 - $365 million ● Tax rate: approximately 19 percent ● Weighted average diluted shares outstanding: approximately 197 million; assumes no share repurchases for fiscal 2019
●  Operating cash flow: $2.35 - $2.55 billion
●  Capital expenditures: $1.15 - $1.25 billion, including approximately $900 million targeted for Mexico beer operations expansion activities
●  Free cash flow: $1.2 - $1.3 billion

ABOUT CONSTELLATION BRANDS
Constellation Brands (NYSE: STZ and STZ.B), a Fortune 500® company, is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Mexico, New Zealand, Italy and Canada. Constellation is the No. 3 beer company in the U.S. with high-end, iconic imported brands such as Corona Extra, Corona Light, Modelo Especial, Modelo Negra and Pacifico. The company’s beer portfolio also includes Ballast Point, one of the most awarded craft brewers in the U.S., and Funky Buddha Brewery. In addition, Constellation is the world leader in premium wine, selling great brands that people love, including Robert Mondavi, Clos du Bois, Kim Crawford, Meiomi, Mark West, Black Box, Ruffino and The Prisoner. The company’s premium spirits brands include SVEDKA Vodka, Casa Noble Tequila and High West Whiskey.
Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio; about 40 wineries, breweries and distilleries; and approximately 10,000 talented employees. We express our company vision: to elevate life with every glass raised.
To learn more, follow us on Twitter @cbrands and visit www.cbrands.com.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACTS
Mike McGrew 773-251-4934 | Amy Martin 585-678-7141	Patty Yahn-Urlaub 585-678-7483 | Bob Czudak 585-678-7170

SUPPLEMENTAL INFORMATION
Reported basis (“reported”) are amounts as reported under generally accepted accounting principles. Comparable basis (“comparable”) are amounts which exclude items that affect comparability (“comparable adjustments”), as they are not reflective of core operations of the segments. The company’s measure of segment profitability excludes comparable adjustments, which is consistent with the measure used by management to evaluate results. The company discusses various non-GAAP measures in this news release. Financial statements, as well as supplemental schedules and tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

FORWARD-LOOKING STATEMENTS
The statements made under the heading Outlook, and all statements other than statements of historical fact set forth in this news release regarding Constellation Brands’ business strategy, future operations, future financial position, expected effective tax rates and anticipated tax liabilities, estimated revenues, projected costs, estimated diluted EPS, expected cash flow, future payments of dividends, prospects, plans and objectives of management, manner and timing of share repurchases pursuant to the share repurchase authorization, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.
During the current quarter, Constellation Brands may reiterate the Projections. Prior to the start of the company’s quiet period, which will begin at the close of business on May 31, 2018, the public can continue to rely on the Projections as still being Constellation Brands’ current expectations on the matters covered, unless the company publishes a notice stating otherwise. During Constellation Brands’ “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.
The Projections are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.
In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	beer operations expansion, construction and optimization activities, and costs and timing associated with these activities, may vary from management’s current estimates;

•	accuracy of supply projections, including those relating to beer operations expansion activities and glass sourcing;

•	operating cash flow, free cash flow, effective tax rate and capital expenditures to support long-term growth may vary from management’s current estimates;

•	accuracy of projections associated with market opportunities and with previously announced acquisitions, investments and divestitures;

•	exact duration of the share repurchase implementation and the amount, timing and source of funds for any share repurchases;

•	amount and timing of future dividends are subject to the determination and discretion of the Board of Directors;

•	raw material and water supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers;

•
general economic, geo-political, domestic, international and regulatory conditions, instability in world financial markets, unanticipated environmental liabilities and costs, or enhanced competitive activities;

•
changes to international trade agreements and tariffs, accounting standards, elections or assertions, tax laws or other governmental rules and regulations, and other factors which could impact the company’s reported financial position, results of operations or effective tax rate, and accuracy of any associated projections;

•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs; and

•
other factors and uncertainties disclosed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 28, 2017, which could cause actual future performance to differ from current expectations.

Constellation Brands, Inc. and Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (in millions) (unaudited)

	February 28, 2018	February 28, 2017
Assets
Current assets:
Cash and cash equivalents	$90.3	$177.4
Accounts receivable	776.2	737.0
Inventories	2,084.0	1,955.1
Prepaid expenses and other	523.5	360.5
Total current assets	3,474.0	3,230.0
Property, plant and equipment	4,789.7	3,932.8
Goodwill	8,083.1	7,920.5
Intangible assets	3,304.8	3,377.7
Other assets	887.1	141.4
Total assets	$20,538.7	$18,602.4

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$746.8	$606.5
Current maturities of long-term debt	22.3	910.9
Accounts payable	592.2	559.8
Other accrued expenses and liabilities	583.4	620.4
Total current liabilities	1,944.7	2,697.6
Long-term debt, less current maturities	9,417.6	7,720.7
Deferred income taxes	718.3	1,133.6
Other liabilities	395.4	165.7
Total liabilities	12,476.0	11,717.6
CBI stockholders’ equity	8,046.1	6,891.2
Noncontrolling interests	16.6	(6.4)
Total stockholders’ equity	8,062.7	6,884.8
Total liabilities and stockholders’ equity	$20,538.7	$18,602.4

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per share data) (unaudited)

	Three Months Ended		Years Ended
	February 28, 2018	February 28, 2017	February 28, 2018	February 28, 2017
Sales	$1,935.4	$1,793.1	$8,326.8	$8,061.6
Excise taxes	(169.5)	(165.1)	(741.8)	(730.1)
Net sales	1,765.9	1,628.0	7,585.0	7,331.5
Cost of product sold	(916.8)	(840.3)	(3,767.8)	(3,802.1)
Gross profit	849.1	787.7	3,817.2	3,529.4
Selling, general and administrative expenses	(333.4)	(348.3)	(1,532.7)	(1,392.4)
Gain on sale of business	—	262.4	—	262.4
Operating income	515.7	701.8	2,284.5	2,399.4
Income (loss) from unconsolidated investments	237.5	(0.9)	487.2	27.3
Interest expense	(86.9)	(77.0)	(332.0)	(333.3)
Loss on extinguishment of debt	(77.9)	—	(97.0)	—
Income before income taxes	588.4	623.9	2,342.7	2,093.4
(Provision for) benefit from income taxes	340.4	(162.0)	(11.9)	(554.2)
Net income	928.8	461.9	2,330.8	1,539.2
Net income attributable to noncontrolling interests	(3.3)	(9.9)	(11.9)	(4.1)
Net income attributable to CBI	$925.5	$452.0	$2,318.9	$1,535.1

Net income per common share attributable to CBI:
Basic – Class A Common Stock	$4.84	$2.34	$12.04	$7.79
Basic – Class B Convertible Common Stock	$4.40	$2.12	$10.93	$7.07

Diluted – Class A Common Stock	$4.64	$2.26	$11.55	$7.52
Diluted – Class B Convertible Common Stock	$4.28	$2.09	$10.66	$6.93

Weighted average common shares outstanding:
Basic – Class A Common Stock	170.243	172.155	171.457	175.934
Basic – Class B Convertible Common Stock	23.329	23.353	23.336	23.353

Diluted – Class A Common Stock	199.494	199.868	200.745	204.099
Diluted – Class B Convertible Common Stock	23.329	23.353	23.336	23.353

Cash dividends declared per common share:
Class A Common Stock	$0.52	$0.40	$2.08	$1.60
Class B Convertible Common Stock	$0.47	$0.36	$1.88	$1.44

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions) (unaudited)

	Years Ended
	February 28, 2018	February 28, 2017
Cash flows from operating activities
Net income	$2,330.8	$1,539.2
Adjustments to reconcile net income to net cash provided by operating activities:
Unrealized gain on equity securities	(464.3)	—
Net income tax benefit related to the Tax Cuts and Jobs Act	(363.0)	—
Depreciation	293.8	237.5
Loss on extinguishment of debt and amortization of debt issuance costs	108.7	12.7
Deferred tax provision	114.9	128.7
Impairment and amortization of intangible assets	92.7	56.4
Stock-based compensation	60.9	56.1
Loss on contract termination	59.0	—
Gain on sale of business	—	(262.4)
Change in operating assets and liabilities, net of effects from purchases of businesses:
Accounts receivable	(34.1)	(49.4)
Inventories	(123.8)	(151.0)
Prepaid expenses and other current assets	(111.5)	(71.6)
Accounts payable	12.8	115.9
Other accrued expenses and liabilities	(71.6)	122.2
Other	26.1	(38.3)
Total adjustments	(399.4)	156.8
Net cash provided by operating activities	1,931.4	1,696.0

Cash flows from investing activities
Purchases of property, plant and equipment	(1,057.6)	(907.4)
Investment in equity securities	(191.3)	—
Purchases of businesses, net of cash acquired	(150.1)	(1,111.0)
Proceeds from (payments related to) sale of business	(5.0)	575.3
Other investing activities	(19.1)	(18.7)
Net cash used in investing activities	(1,423.1)	(1,461.8)

Cash flows from financing activities
Principal payments of long-term debt	(7,128.7)	(971.8)
Purchases of treasury stock	(1,038.5)	(1,122.7)
Dividends paid	(400.1)	(315.1)
Payments of debt extinguishment, debt issuance and other financing costs	(122.2)	(14.1)
Payments of minimum tax withholdings on stock-based payment awards	(31.7)	(64.9)
Proceeds from issuance of long-term debt	7,933.4	1,965.6
Net proceeds from short-term borrowings	137.2	197.1
Proceeds from shares issued under equity compensation plans	49.4	59.7
Excess tax benefits from stock-based payment awards	—	131.4
Net cash used in financing activities	(601.2)	(134.8)

Effect of exchange rate changes on cash and cash equivalents	5.8	(5.1)

Net increase (decrease) in cash and cash equivalents	(87.1)	94.3
Cash and cash equivalents, beginning of year	177.4	83.1
Cash and cash equivalents, end of year	$90.3	$177.4

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED AND ORGANIC NET SALES
(in millions)
(unaudited)

For periods of acquisition, we define organic net sales as current period reported net sales less net sales of products of acquired businesses reported for the current period, as appropriate. For periods of divestiture, we define organic net sales as prior period reported net sales less net sales of products of divested businesses reported for the prior period, as appropriate. We provide organic net sales because we use this information in monitoring and evaluating the underlying business trends of our core operations. In addition, we believe this information provides investors valuable insight on underlying business trends and results in order to evaluate year-over-year financial performance.
The company’s more significant acquisitions impacting the period below consist of (i)  Prisoner (acquired April 29, 2016) and (ii)  High West (acquired October 14, 2016) and Charles Smith (acquired October 19, 2016), collectively, the October 2016 Wine and Spirits Acquisitions. The divestiture impacting the periods below consists of the Canadian Divestiture (sold December 17, 2016).

	Three Months Ended			Years Ended
	February 28, 2018	February 28, 2017	Percent Change	February 28, 2018	February 28, 2017	Percent Change
Consolidated net sales	$1,765.9	$1,628.0	8%	$7,585.0	$7,331.5	3%
Less: Prisoner (1)	—	—		(13.2)	—
Less: October 2016 Wine and Spirits Acquisitions (2)	—	—		(37.2)	—
Less: Canadian Divestiture (3)	—	(22.6)		—	(311.2)
Consolidated organic net sales	$1,765.9	$1,605.4	10%	$7,534.6	$7,020.3	7%

Beer net sales	$997.2	$891.2	12%	$4,658.5	$4,229.3	10%

Wine and Spirits net sales	$768.7	$736.8	4%	$2,926.5	$3,102.2	(6%)
Less: Prisoner (1)	—	—		(13.2)	—
Less: October 2016 Wine and Spirits Acquisitions (2)	—	—		(37.2)	—
Less: Canadian Divestiture (3)	—	(22.6)		—	(311.2)
Wine and Spirits organic net sales	$768.7	$714.2	8%	$2,876.1	$2,791.0	3%

(1)	For the period March 1, 2017, through April 28, 2017, included in the year ended February 28, 2018.

(2)	For the period March 1, 2017, through the applicable periods in October 2017, included in the year ended February 28, 2018.

(3)	For the periods December 1, 2016, through December 16, 2016, and March 1, 2016, through December 16, 2016, included in the three months and year ended February 28, 2017, respectively.

Constellation Brands, Inc. and Subsidiaries
SUPPLEMENTAL SHIPMENT AND DEPLETION INFORMATION
(unaudited)

	Three Months Ended			Years Ended
	February 28, 2018	February 28, 2017	Percent Change	February 28, 2018	February 28, 2017	Percent Change
Beer
(in millions, branded product, 24-pack, 12-ounce case equivalents)
Shipment volume	56.4	51.2	10.2%	268.0	246.4	8.8%

Depletion volume (1)			11.0%			9.8%

Wine and Spirits
(in millions, branded product, 9-liter case equivalents)
Shipment volume	15.6	16.3	(4.3%)	59.0	69.2	(14.7%)
Organic shipment volume (2) (3)	15.6	15.7	(0.6%)	58.6	59.3	(1.2%)
U.S. Domestic shipment volume	14.6	14.4	1.4%	54.7	55.0	(0.5%)
U.S. Domestic organic shipment volume (2)	14.6	14.4	1.4%	54.4	55.0	(1.1%)
U.S. Domestic Focus Brands shipment volume (4)	8.9	8.4	6.0%	33.6	31.8	5.7%
U.S. Domestic organic Focus Brands shipment volume (4) (5)	8.9	8.4	6.0%	33.4	31.8	5.0%

U.S. Domestic depletion volume (1) (6)			2.1%			0.9%
U.S. Domestic Focus Brands depletion volume (1) (4) (7)			7.1%			6.6%

(1)	Depletions represent distributor shipments of our respective branded products to retail customers, based on third-party data.

(2)	Includes an adjustment to remove:

•	Prisoner shipment volume for the period March 1, 2017, through April 28, 2017, for the year ended February 28, 2018; and

•	High West and Charles Smith shipment volume for the period March 1, 2017, through the applicable periods in October 2017, for the year ended February 28, 2018.

(3)
Includes an adjustment to remove shipment volume associated with the business sold in connection with the Canadian Divestiture for the periods December 1, 2016, through December 16, 2016, and March 1, 2016, through December 16, 2016, for the three months and year ended February 28, 2017, respectively.

(4)
U.S. Domestic Focus Brands include the following brands:  7 Moons, Black Box, Casa Noble, Clos du Bois, Estancia, Franciscan, High West, Kim Crawford, Kung Fu Girl, Mark West, Meiomi, Mount Veeder, Nobilo, Ravage, Robert Mondavi, Ruffino, Simi, SVEDKA Vodka, The Dreaming Tree, The Prisoner and The Velvet Devil.

(5)	Includes an adjustment to remove:

•	The Prisoner shipment volume for the period March 1, 2017, through April 28, 2017, for the year ended February 28, 2018; and

•	High West, Kung Fu Girl and The Velvet Devil shipment volume for the period March 1, 2017, through the applicable periods in October 2017, for the year ended February 28, 2018.

(6)	Includes depletion volume for the prior comparable periods noted of:

•	Prisoner products for March 1, 2016, through April 28, 2016, for the year ended February 28, 2017; and

•	High West and Charles Smith products for March 1, 2016, through the applicable periods in October 2016, for the year ended February 28, 2017.

(7)	Includes depletion volume for the prior comparable periods noted of:

•	The Prisoner for March 1, 2016, through April 28, 2016, for the year ended February 28, 2017; and

•	High West, Kung Fu Girl and The Velvet Devil for March 1, 2016, through the applicable periods in October 2016, for the year ended February 28, 2017.

Constellation Brands, Inc. and Subsidiaries SUMMARIZED SEGMENT AND INCOME FROM UNCONSOLIDATED INVESTMENTS INFORMATION (in millions) (unaudited)

	Three Months Ended			Years Ended
	February 28, 2018	February 28, 2017	Percent Change	February 28, 2018	February 28, 2017	Percent Change
Beer
Segment net sales	$997.2	$891.2	12%	$4,658.5	$4,229.3	10%
Segment gross profit	$531.7	$464.2	15%	$2,529.3	$2,151.3	18%
% Net sales	53.3%	52.1%		54.3%	50.9%
Segment operating income	$379.1	$338.7	12%	$1,838.3	$1,534.4	20%
% Net sales	38.0%	38.0%		39.5%	36.3%

Wine and Spirits
Wine net sales	$677.2	$636.5	6%	$2,559.5	$2,739.3	(7%)
Spirits net sales	91.5	100.3	(9%)	367.0	362.9	1%
Segment net sales	$768.7	$736.8	4%	$2,926.5	$3,102.2	(6%)
Segment gross profit	$337.4	$322.2	5%	$1,316.0	$1,360.7	(3%)
% Net sales	43.9%	43.7%		45.0%	43.9%
Segment operating income	$211.0	$196.1	8%	$800.7	$800.8	—%
% Net sales	27.4%	26.6%		27.4%	25.8%
Segment income from unconsolidated investments	$2.1	$0.8	NM	$34.4	$29.2	18%

Corporate Operations and Other
Segment operating loss	$(45.6)	$(40.0)	14%	$(165.8)	$(139.9)	19%
Segment income (loss) from unconsolidated investments	$(0.3)	$—	NM	$0.2	$(0.2)	NM

Consolidated operating income	$515.7	$701.8		$2,284.5	$2,399.4
Comparable Adjustments	28.8	(207.0)		188.7	(204.1)
Comparable operating income	$544.5	$494.8		$2,473.2	$2,195.3

Consolidated income (loss) from unconsolidated investments	$237.5	$(0.9)		$487.2	$27.3
Comparable Adjustments	(235.7)	1.7		(452.6)	1.7
Comparable income from unconsolidated investments	$1.8	$0.8		$34.6	$29.0

Consolidated EBIT	$546.3	$495.6		$2,507.8	$2,224.3
NM=Not Meaningful

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)
(unaudited)

We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). However, non-GAAP financial measures, as defined in the reconciliation tables below, are provided because we use this information in evaluating the results of our core operations and/or internal goal setting. In addition, we believe this information provides investors valuable insight on underlying business trends and results in order to evaluate year-over-year financial performance. See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the periods presented. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. Please refer to our website at http://www.cbrands.com/investors/reporting for a more detailed description and further discussion of these non-GAAP financial measures.

	Three Months Ended February 28, 2018			Three Months Ended February 28, 2017			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)
Net sales	$1,765.9		$1,765.9	$1,628.0		$1,628.0	8%	8%
Cost of product sold	(916.8)	$20.0		(840.3)	$(1.3)
Gross profit	849.1	20.0	$869.1	787.7	(1.3)	$786.4	8%	11%
Selling, general and administrative expenses	(333.4)	8.8		(348.3)	56.7
Gain on sale of business	—			262.4	(262.4)
Operating income	515.7	28.8	$544.5	701.8	(207.0)	$494.8	(27%)	10%
Income (loss) from unconsolidated investments	237.5	(235.7)		(0.9)	1.7
EBIT			$546.3			$495.6	NA	10%
Interest expense	(86.9)			(77.0)
Loss on extinguishment of debt	(77.9)	77.9		—
Income before income taxes	588.4	(129.0)	$459.4	623.9	(205.3)	$418.6	(6%)	10%
(Provision for) benefit from income taxes (1)	340.4	(417.1)		(162.0)	49.3
Net income	928.8	(546.1)		461.9	(156.0)
Net income attributable to noncontrolling interests	(3.3)			(9.9)
Net income attributable to CBI	$925.5	$(546.1)	$379.4	$452.0	$(156.0)	$296.0	105%	28%

EPS (2)	$4.64	$(2.74)	$1.90	$2.26	$(0.78)	$1.48	105%	28%

Weighted average common shares outstanding – diluted	199.494		199.494	199.868		199.868

Gross margin	48.1%		49.2%	48.4%		48.3%
Operating margin	29.2%		30.8%	43.1%		30.4%
Effective tax rate	(57.9)%		16.7%	26.0%		26.9%

	Three Months Ended February 28, 2018				Three Months Ended February 28, 2017
Comparable Adjustments	Acquisitions, Divestitures and Related Costs (3)	Restructuring and Other Strategic Business Development Costs (4)	Other (5)	Total	Acquisitions, Divestitures and Related Costs (3)	Other (5)	Total
Cost of product sold	$(1.7)	$—	$(18.3)	$(20.0)	$(3.7)	$5.0	$1.3
Selling, general and administrative expenses	$(1.3)	$(6.5)	$(1.0)	$(8.8)	$(19.1)	$(37.6)	$(56.7)
Gain on sale of business	$—	$—	$—	$—	$262.4	$—	$262.4
Operating income (loss)	$(3.0)	$(6.5)	$(19.3)	$(28.8)	$239.6	$(32.6)	$207.0
Income (loss) from unconsolidated investments	$—	$—	$235.7	$235.7	$—	$(1.7)	$(1.7)
Loss on extinguishment of debt	$—	$—	$(77.9)	$(77.9)	$—	$—	$—
(Provision for) benefit from income taxes (1)	$—	$2.1	$415.0	$417.1	$(62.2)	$12.9	$(49.3)
Net income (loss) attributable to CBI	$(3.0)	$(4.4)	$553.5	$546.1	$177.4	$(21.4)	$156.0

EPS (2)	$(0.02)	$(0.02)	$2.77	$2.74	$0.89	$(0.11)	$0.78

(1)
The effective tax rate applied to each Comparable Adjustment amount is generally based upon the jurisdiction in which the Comparable Adjustment was recognized. Additionally, for the three months and year ended February 28, 2018, the (provision for) benefit from income taxes also includes a net income tax benefit recognized in connection with the Tax Cuts and Jobs Act (the “TCJ Act”) (see (5) and (8) herein).

(2)	May not sum due to rounding as each item is computed independently.

(3)
For the three months ended February 28, 2018, acquisitions, divestitures and related costs consist of transaction, integration and other acquisition-related costs recognized primarily in connection with the investment in Canopy Growth Corporation in November 2017 and the acquisition of the Schrader Cellars wine business in June 2017. For the three months ended February 28, 2017, acquisitions, divestitures and related costs consist of a net gain recognized in connection with the Canadian Divestiture and related activities, partially offset by transaction, integration and other acquisition-related costs recognized primarily in connection with the acquisitions of Charles Smith, the June 2013 beer business and Prisoner.

(4)
For the three months ended February 28, 2018, restructuring and other strategic business development costs consist primarily of costs recognized in connection with the development of a program specifically intended to identify opportunities for further streamlining of processes and improving capabilities, linking strategy with execution, prioritizing resources and enabling an integrated digital platform.

(5)
For the three months ended February 28, 2018, other consists primarily of a net income tax benefit recognized in connection with the TCJ Act and an unrealized gain from the mark to fair value of our investment in Canopy Growth Corporation; partially offset by loss on extinguishment of debt and loss on write-down of certain bulk wine inventory as a result of smoke damage sustained during the Fall 2017 California wildfires. For the three months ended February 28, 2017, other consists primarily of impairment of certain intangible assets.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)
(unaudited)

	Year Ended February 28, 2018			Year Ended February 28, 2017			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)
Net sales	$7,585.0		$7,585.0	$7,331.5		$7,331.5	3%	3%
Cost of product sold	(3,767.8)	$28.1		(3,802.1)	$(17.4)
Gross profit	3,817.2	28.1	$3,845.3	3,529.4	(17.4)	$3,512.0	8%	9%
Selling, general and administrative expenses	(1,532.7)	160.6		(1,392.4)	75.7
Gain on sale of business	—			262.4	(262.4)
Operating income	2,284.5	188.7	$2,473.2	2,399.4	(204.1)	$2,195.3	(5%)	13%
Income from unconsolidated investments	487.2	(452.6)		27.3	1.7
EBIT			$2,507.8			$2,224.3	NA	13%
Interest expense	(332.0)			(333.3)
Loss on extinguishment of debt	(97.0)	97.0		—
Income before income taxes	2,342.7	(166.9)	$2,175.8	2,093.4	(202.4)	$1,891.0	12%	15%
Provision for income taxes (1)	(11.9)	(402.4)		(554.2)	48.0
Net income	2,330.8	(569.3)		1,539.2	(154.4)
Net income attributable to noncontrolling interests	(11.9)			(4.1)
Net income attributable to CBI	$2,318.9	$(569.3)	$1,749.6	$1,535.1	$(154.4)	$1,380.7	51%	27%

EPS (2)	$11.55	$(2.84)	$8.72	$7.52	$(0.76)	$6.76	54%	29%

Weighted average common shares outstanding – diluted	200.745		200.745	204.099		204.099

Gross margin	50.3%		50.7%	48.1%		47.9%
Operating margin	30.1%		32.6%	32.7%		29.9%
Effective tax rate	0.5%		19.0%	26.5%		26.8%

	Year Ended February 28, 2018				Year Ended February 28, 2017
Comparable Adjustments	Acquisitions, Divestitures and Related Costs (6)	Restructuring and Other Strategic Business Development Costs (7)	Other (8)	Total	Acquisitions, Divestitures and Related Costs (6)	Restructuring and Other Strategic Business Development Costs	Other (8)	Total
Cost of product sold	$(18.7)	$—	$(9.4)	$(28.1)	$(22.3)	$—	$39.7	$17.4
Selling, general and administrative expenses	$(11.3)	$(14.0)	$(135.3)	$(160.6)	$(34.6)	$(0.9)	$(40.2)	$(75.7)
Gain on sale of business	$—	$—	$—	$—	$262.4	$—	$—	$262.4
Operating income (loss)	$(30.0)	$(14.0)	$(144.7)	$(188.7)	$205.5	$(0.9)	$(0.5)	$204.1
Income (loss) from unconsolidated investments	$—	$—	$452.6	$452.6	$—	$—	$(1.7)	$(1.7)
Loss on extinguishment of debt	$—	$—	$(97.0)	$(97.0)	$—	$—	$—	$—
(Provision for) benefit from income taxes (1)	$9.6	$4.9	$387.9	$402.4	$(48.9)	$0.3	$0.6	$(48.0)
Net income (loss) attributable to CBI	$(20.4)	$(9.1)	$598.8	$569.3	$156.6	$(0.6)	$(1.6)	$154.4

EPS (2)	$(0.10)	$(0.05)	$2.98	$2.84	$0.77	$—	$(0.01)	$0.76

(6)
For the year ended February 28, 2018, acquisitions, divestitures and related costs consist of (i)  transaction, integration and other acquisition-related costs recognized primarily in connection with the acquisitions of Prisoner, the Schrader Cellars wine business, the October 2016 Wine and Spirits Acquisitions and the Obregon brewery in December 2016, and the investment in Canopy Growth Corporation, and (ii)  costs recognized in connection with the Canadian Divestiture and related activities. For the year ended February 28, 2017, acquisitions, divestitures and related costs consist of a net gain recognized in connection with the Canadian Divestiture and related activities, partially offset by transaction, integration and other acquisition-related costs recognized primarily in connection with the acquisitions of Prisoner, the June 2013 beer business and Meiomi.

(7)
For the year ended February 28, 2018, restructuring and other strategic business development costs consist primarily of costs recognized in connection with the development of a program specifically intended to identify opportunities for further streamlining of processes and improving capabilities, linking strategy with execution, prioritizing resources and enabling an integrated digital platform.

(8)
For the year ended February 28, 2018, other consists primarily of an unrealized gain from the mark to fair value of our investment in Canopy Growth Corporation and a net income tax benefit recognized in connection with the TCJ Act; partially offset by (i)  loss on extinguishment of debt, (ii)  impairment of certain intangible assets, (iii)  loss associated with the restructuring of an agreement with Owens-Illinois and (iv)  loss on write-down of certain bulk wine inventory as a result of smoke damage sustained during the Fall 2017 California wildfires. For the year ended February 28, 2017, other consists primarily of a net gain from the mark to fair value of undesignated commodity derivative contracts, partially offset by an impairment of certain intangible assets.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - EPS
(in millions, except per share data)
(unaudited)

EPS Guidance

	Range for the Year Ending February 28, 2019
Forecasted EPS - reported basis (GAAP)	$9.38	$9.68
Acquisitions, divestitures and related costs (1)	0.02	0.02
Forecasted EPS - comparable basis (Non-GAAP) (2)	$9.40	$9.70

Actual for the Year Ended February 28, 2018
EPS - reported basis (GAAP)	$11.55
Acquisitions, divestitures and related costs (1)	0.10
Restructuring and other strategic business development costs (3)	0.05
Other (4)	(2.98)
EPS - comparable basis (Non-GAAP) (2)	$8.72

(1)
Includes an estimated $0.01 and $0.01 EPS for the year ending February 28, 2019, associated with transaction, integration and other acquisition-related costs in connection with the Schrader Cellars wine acquisition and the High West acquisition, respectively. Includes $0.02, $0.02, $0.02, $0.01 and $0.01 EPS for the year ended February 28, 2018, associated primarily with transaction, integration and other acquisition-related costs in connection with the Prisoner acquisition, the Schrader Cellars wine acquisition, the investment in Canopy Growth Corporation, the October 2016 Wine and Spirits Acquisitions and the Obregon brewery acquisition, respectively, and $0.01 EPS for the year ended February 28, 2018, associated with costs in connection with the Canadian Divestiture and related activities. (2)

(2)	May not sum due to rounding as each item is computed independently.

(3)
Includes $0.05 EPS for the year ended February 28, 2018, associated primarily with costs recognized in connection with the development of a program specifically intended to identify opportunities for further streamlining of processes and improving capabilities, linking strategy with execution, prioritizing resources and enabling an integrated digital platform.

(4)
Includes ($1.96), ($1.81), ($0.03), ($0.03) and ($0.02) EPS for the year ended February 28, 2018, associated with an unrealized gain from the mark to fair value of our investment in Canopy Growth Corporation, a net income tax benefit recognized in connection with the TCJ Act, a net gain from the mark to fair value of undesignated commodity derivative contracts, a gain in connection with the reduction in estimated fair value of a contingent liability associated with a prior period acquisition, and a foreign currency translation gain related to business reorganization activities, respectively; partially offset by $0.32, $0.28, $0.21 and $0.06 EPS for the year ended February 28, 2018, associated primarily with loss on extinguishment of debt, impairment of certain intangible assets, loss associated with the restructuring of an agreement with Owens-Illinois and loss on write-down of certain bulk wine inventory as a result of smoke damage sustained during the Fall 2017 California wildfires, respectively. (2)

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - FREE CASH FLOW
(in millions)
(unaudited)

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2019
Net cash provided by operating activities (GAAP)	$2,350.0	$2,550.0
Purchases of property, plant and equipment	(1,150.0)	(1,250.0)
Free cash flow (Non-GAAP)	$1,200.0	$1,300.0
	Actual for the Year Ended February 28, 2018	Actual for the Year Ended February 28, 2017
Net cash provided by operating activities (GAAP)	$1,931.4	$1,696.0
Purchases of property, plant and equipment	(1,057.6)	(907.4)
Free cash flow (Non-GAAP)	$873.8	$788.6

2017 *awards* AND RECOGNITION

COMPANY AWARDS

Named Beverage Forum Large Company of the Year

Constellation Brands, the only company to receive this award two years in a row (2016 and 2017), was recognized by The Beverage Forum at their 2017 conference. The award recognizes organizations that stand out and have risen to meet the opportunities and challenges within the beverage space.

Best Place to Work for LGBTQ Equality

Constellation Brands received a top score of 100 points on the 2018 Corporate Equality Index (CEI) and was named a Best Place to Work for LGBTQ Equality for its efforts in diversity and inclusion in operations, hiring, benefits, training, and community outreach.

Newsweek Green Rankings

Constellation ranked #171 out of 500 U.S. companies on *Newsweek* Green Rankings, one of the most recognized environmental performance assessments of the world's largest publicly traded companies.

Fortune 500® and *Fortune* Magazine "World's Most Admired Companies"

Constellation Brands was #408 in the *Fortune* 500® ranking of largest companies in the U.S. by revenue and was rated by executives, directors, and analysts as one of *Fortune* magazine's "World's Most Admired Companies."

Executive of the Year and Top "100 World's Best-Performing CEOs"

In 2017, President and CEO Rob Sands was recognized as Executive of the Year by both Market Watch Industry and *Beverage Industry Magazine*, as well as one of the top "100 Best-Performing CEOs" by the *Harvard Business Review*.

BEER DIVISION BRAND AWARDS

Corona Extra Named to "Best Global Brands" List by Interbrand

Corona Extra®, the #1 imported beer in the U.S., has been recognized as a Best Global Brand by Interbrand. The 18th annual report analyzes the value of brands and how they help grow business—from delivering on customer expectations to driving economic value.

Impact Hot Brand Awards

Constellation Brands won six Hot Brand Awards from *Impact* magazine for calendar year 2016: Corona Extra, Modelo Especial, Corona Light, Pacifico, Modelo Especial Chelada, and Ballast Point Sculpin IPA.

Pacifico Receives Beer Brand of the Year Award from *Market Watch* Magazine

Coming off a stellar 2016, *Market Watch* magazine has recognized Pacifico as 2017's Beer Brand of the Year. Pacifico was recognized with this coveted award as a result of its success in 2016 and the extremely promising future for the brand.

Modelo Chelada Wins Breakthrough Innovation Award

Modelo Chelada was one of only 18 new consumer packaged goods out of nearly 4,500 to win the prestigious Nielsen Breakthrough Innovation Award in 2017.

Constellation Wins Large Brewery of the Year at Brewbound Session 2017

Awarded at Brewbound Session 2017, Constellation was recognized as Large Brewery of the Year for its efforts to continue growing the high-end beer segment while simultaneously investing in the craft beer space.

2017 *awards* AND RECOGNITION

WINE & SPIRITS DIVISION BRAND AWARDS

Beverage Information Group's Growth Brand Awards

Fast Track Award:
Black Box, Kim Crawford, Meiomi, Nobilo, The Prisoner

This award recognizes brands that have exceeded 100,000 nine-liter cases, with double-digit growth in each of the last four years. All Fast Track Brands are at least five years old.

Rising Star Award:
The Dreaming Tree, Ravage, Tom Gore Vineyards, Rosatello, Kung Fu Girl, The Velvet Devil, Saldo, SAVED, Boom Boom!, Chateau Smith, Eve, High West, Casa Noble, Serpent's Bite

Rising Stars are less than five years old and have exhibited growth in each year of the brand's lifetime, reaching at least 20,000 nine-liter cases in 2016.

Established Growth Brand Award:
SVEDKA (and Hall of Fame winner), Woodbridge by Robert Mondavi, Ruffino, Mark West, SIMI, Taylor Dessert, J. Roget

This award recognizes brands that are top sellers, moving a minimum of 400,000 nine-liter cases annually. The brand must also have grown in each of the past four years.

Comeback Brand Award Winner:
Clos du Bois

Clos du Bois earned a Comeback Brand Award, which is awarded to previous winners that have rebounded in sales to at least their previous winning level, following a recent decline.

Impact Hot Brand Awards

2016 Distilled Spirits Hot Brand Winner:
Paul Masson

2016 Domestic Wine Hot Brand Winners:
Black Box, Meiomi

2016 Imported Wine Hot Brand Winners:
Ruffino, Kim Crawford, Nobilo

Ravenswood Named to *Wine & Spirits* "Top 100 Wineries of 2017"

Ravenswood Winery and Tasting Room was proud to take a spot on the *Wine & Spirits* "Top 100 Wineries of 2017" list. Ravenswood has been on this list an impressive 11 times. The winning wineries were producers that delivered the best overall performances in the magazine's tastings conducted over 12 months.

Hogue Cellars, No. 26 Most Popular Cabernet Sauvignon in *Wine & Spirits* Restaurant Poll

The *Wine & Spirits* Restaurant Poll listed Hogue Cellars' Washington Cabernet Sauvignon and Washington Genesis Cabernet Sauvignon as popular Cabernet Sauvignons in U.S. restaurants.

Casa Noble Takes Top Spot in Multiple Tequila Categories in *Cigar & Spirits*' "The Best of 2017"

Casa Noble took the top spot in tequila rankings across the Silver, Reposado, and Extra Añejo categories. *Cigar & Spirits* annually hosts a "World Spirits Competition," in which the publication assesses spirits' presence on Instagram, age, alcohol content, retail price, and bottle size.

Whisky Advocate Names High West Campfire #14 of the Top 20 Whiskies of 2017

High West Campfire took the 14th spot in *Whisky Advocate*'s "Top 20 Whiskies of 2017," earning a score of 91 out of 100. Buying Guide reviewers nominate whiskies and the award is granted based on ongoing taste-testing, value, and availability.

Constellation Brands

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